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                     March 22, 2024

       Russell Stidolph
       Chief Executive Officer
       AltEnergy Acquisition Corp
       600 Lexington Ave., 9th Floor
       New York, NY 10022

                                                        Re: AltEnergy
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 11,
2024
                                                            File No. 001-40984

       Dear Russell Stidolph:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jack Levy, Esq.